UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2018

CHEMOCENTRYX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35420	94-3254365
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

850 Maude Avenue, Mountain View, CA		94043
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 210-2900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2018, William Fairey commenced employment with ChemoCentryx, Inc. (the “Company”) as the Company’s Executive Vice President, Chief Operating Officer. A copy of the press release announcing Mr. Fairey’s appointment is attached hereto as Exhibit 99.1.

Prior to joining the Company, from 2001 to 2017, Mr. Fairey served in numerous positions with Actelion Pharmaceuticals Ltd., most recently as President of Actelion Pharmaceuticals US (2013-2017), where he led Actelion’s sales, marketing, medical, access and regulatory activities. Prior to this, Mr. Fairey served as Head of Actelion’s Asia Pacific Region (2008-2012) and President of Actelion Pharmaceuticals, Canada (2003-2008). Mr. Fairey started his pharmaceutical career with Parke-Davis US, where he held various positions on the commercial side of the business. Mr. Fairey received his B.S. in Biology from the University of Oregon and his M.B.A. from Saint Mary’s College, California.

In connection with the commencement of his employment, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Fairey, dated January 3, 2018 (the “Effective Date”), pursuant to which he will receive an annual base salary of $500,000, which amount is subject to annual review by and at the sole discretion of the Compensation Committee of the Board of Directors of the Company (the “Committee”). Mr. Fairey will also be eligible to earn an annual cash performance bonus equal to up to 40% of his then-current annual base salary. The annual cash performance bonus will be based upon the achievement of financial and performance objectives established by the Committee.

Pursuant to the Employment Agreement, if the Company terminates Mr. Fairey’s employment without cause (as defined in the Employment Agreement) or he resigns for good reason (as defined in the Employment Agreement) (either, an “Involuntary Termination”) both (1) within 12 months following the Effective Date and (2) prior to a change in control (as defined in the Employment Agreement), the Company will be obligated to pay him a lump sum severance payment equal to (A) his annual base salary in effect at the time of termination, multiplied by (B) the percentage obtained by dividing (i) the number of days elapsed from the Effective Date to the date of such termination by (ii) 365.

In the event of Mr. Fairey’s Involuntary Termination (1) prior to a change in control or more than twelve (12) months following a change in control and (2) more than 12 months following the Effective Date, the Company is obligated to pay Mr. Fairey a lump sum severance payment equal to 18 months’ base salary at the rate in effect at the time of termination). Furthermore, all of Mr. Fairey’s outstanding stock awards will vest upon the date of termination.

In the event of Mr. Fairey’s Involuntary Termination within 12 months following a change in control, the Company is obligated to pay him a lump sum severance payment equal to the sum of: (1) 18 months’ base salary at the rate in effect at the time of termination, plus (2) one and one-half times his target bonus, plus (3) 18 months of health benefits continuation at Company expense. Furthermore, Mr. Fairey’s outstanding stock awards will vest upon the date of termination. The foregoing change in control severance benefits only apply so long as Mr. Fairey is working on a full-time basis.

Pursuant to the terms of the Employment Agreement, in connection with his commencement of employment, effective January 3, 2018, the Committee approved the grant of options to purchase 575,000 shares of the Company’s common stock to Mr. Fairey. The stock options have an exercise price per share equal to the closing price of the Company’s common stock on the NASDAQ Stock Market on the grant date. The stock options will vest over a four year period, with 25% of the options vesting on the first anniversary of the date of grant and the remainder of the options vesting monthly over the subsequent three years, subject to Mr. Fairey’s continued service with the Company through the applicable vesting dates. In addition, the stock options granted to Mr. Fairey will be subject to accelerated vesting as provided in the Employment Agreement and described above. The stock options were granted under the Company’s 2012 Equity Incentive Plan and have a term of ten years from the grant date.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed herewith as Exhibit 10.1, and is incorporated herein by reference.

There are no family relationships between Mr. Fairey and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated January 3, 2018, by and between ChemoCentryx, Inc. and William Fairey.

99.1	Press Release dated January 8, 2018 issued by ChemoCentryx, Inc. regarding appointment of William Fairey as Executive Vice President, Chief Operating Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEMOCENTRYX, INC.

Date: January 8, 2018

	By:	/s/ Susan M. Kanaya
	Name:	Susan M. Kanaya
	Title:	Executive Vice President, Chief Financial and Administrative Officer and Secretary